EXHIBIT 99.1

   Media Contact: Kekst & Co.              STILWELL
      Robert Siegfried (212-521-4832)      FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

Investors Contact:                                              NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO
  Douglas E. Pittman (816-218-2415)        Release No. 2001-11    April 23, 2001
    Manager of Investor Relations

                                 {News Release}

                         STILWELL FINANCIAL INC. REPORTS
                              FIRST QUARTER RESULTS
                                    (Page 1)

Kansas City, Missouri

Stilwell Financial Inc. ("Stilwell" or the "Company") reported first quarter 2001 earnings per share of 48(cent) per diluted share (net income of $111.4 million) compared to 84(cent) per diluted share (net income of $188.7 million) in first quarter 2000. Approximately 20(cent) per diluted share in first quarter 2000 was attributable to certain one-time items, which are discussed below. Lower 2001 earnings per share reflect reduced revenues due to lower asset under management levels, an increase in non-cash depreciation and amortization associated with the technology infrastructure development at Janus Capital Corporation ("Janus") and interest expense associated with funding purchases of Janus common stock.

A 16% decrease in average assets under management during first quarter 2001 versus 2000 led to lower revenues ($448.5 million from $545.1 million). Stilwell and its subsidiaries experienced the anticipated downward pressure on operating margins, but continued to maintain a very competitive level of 40.8% in first quarter 2001 compared to 44.9% in first quarter 2000. Exclusive of the one-time items noted below, Stilwell's equity in the net earnings of DST Systems, Inc. ("DST") increased 24% during first quarter 2001 versus 2000, continuing the strong growth trends experienced by DST over the last several quarters.

Non-recurring gains during 2000 included the following: i) an after-tax gain of approximately $27.3 million resulting from the settlement of litigation with a former equity affiliate; ii) a $15.1 million after-tax gain associated with the Company's sale of 192,408 shares of its Janus common stock to Janus for use in the Janus employee stock incentive programs; and iii) approximately $3.4 million (after-tax) in gains representing the Company's proportionate share of a litigation settlement and sales of marketable securities recorded by DST.

Diluted Earnings per Share, Assets Under Management And Margin Comparisons

                                                               First Quarter
                                                          2000               2001
                                                          ----               ----
Diluted Earnings Per Share (1):
  Ongoing Operations, exclusive of amortization of

     Goodwill and Intangibles                            $  0.65             $  0.50
  Non-cash amortization of Goodwill and Intangibles        (0.01)              (0.02)
                                                     --------------      --------------
  Ongoing Operations                                        0.64                0.48
  2000 gains - litigation settlement, sale of
    Janus stock and proportionate share of DST              0.20               --
                                                     --------------      --------------
    items
      Total                                              $  0.84             $  0.48
                                                     ==============      ==============

   Ongoing EBITDA (Earnings before interest,
     taxes,  depreciation and amortization) - in         $ 258.2             $ 213.5
     millions                                        ==============      ==============

Average Assets Under Management (in billions)            $ 294.4             $ 246.6
                                                     ==============      ==============

Operating margins                                          44.9%               40.8%
                                                     ==============      ==============

(1) All per share information included herein reflects a stock split declared by the Stilwell Board of Directors on June 13, 2000 to accommodate the spin-off of Stilwell from Kansas City Southern Industries, Inc. (KCSI) on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued to KCSI shareholders of record as of June 28, 2000. Stock options are included in the respective periods for the proportionate number of days outstanding during each period.


--------------------------------------------------------------------------------

Stilwell, which includes Janus, Berger LLC, Nelson Money Managers plc and an approximate 33% equity investment in DST, reported $205.9 billion in assets under management as of March 31, 2001 compared to $257.8 billion as of December 31, 2000 and $324.9 billion as of March 31, 2000. Average assets under management totaled $246.6 billion during first quarter 2001 compared to $284.7 billion in fourth quarter 2000 and $294.4 billion in first quarter 2000. For the quarter, market depreciation of $48.3 billion comprised over 93% of the asset decline since December 31, 2000 with net cash outflows of approximately $3.6 billion comprising the remainder. The 20% decline in assets under management during the quarter reflects the general downturn in the various markets and indexes (e.g., NASDAQ, the Dow Jones Industrial Average, Standards & Poors 500). Shareowner accounts, totaling approximately 6.3 million, held relatively steady during the quarter and were 11% above shareowner accounts on March 31, 2000.

Operating income for the three months ended March 31, 2001 was $182.8 million versus $244.9 million in 2000. As mentioned above, this decline reflects the margin pressures expected due to the lower level of assets under management and resulting lower revenue totals, as well as to higher depreciation and amortization and certain components of expenses that are fixed. Despite these reduced levels, however, consolidated margins remained above industry standards, demonstrating the relative flexibility of the Company's cost structure, particularly at Janus.

Operating expenses of $265.7 million for first quarter 2001 were lower than comparable 2000 by $34.5 million, or 11%, and were 8% below fourth quarter 2000 expenses. Reduced expenses compared to first quarter 2000 occurred in the following key categories: i) compensation, primarily due to reduced investment performance-based incentive compensation and the reversal of stock bonus accruals that were no longer payable (as a result of the sale of shares of Janus common stock by various employees to Stilwell on March 16, 2001), partially offset by approximately $6.4 million in severance costs associated with the Janus work force reduction announced in February 2001; and ii) third party concession fees resulting from a lower level of assets under management through these distribution arrangements. Offsetting these decreases, however, was a $9.3 million increase in depreciation and amortization arising from Janus's technology and operational infrastructure efforts over the last two years, the aggregate cost of which totaled $175 million, and deferred commission payments in connection with the growth in the Janus World Funds plc. The increase in these non-cash expenses had the effect of reducing margins by nearly two percentage points.

Exclusive of the one-time gains recorded by DST in first quarter 2000, equity earnings from DST in first quarter 2001 improved $3.4 million to $17.8 million. This improvement was largely attributable to higher earnings in DST's financial services segment. Consolidated DST revenues increased 9% due to a higher number of shareowner accounts serviced (totaling 73.8 million at March 31, 2001 versus
72.1 million at December 31, 2000 and 61.0 million at March 31, 2000) and images produced and statements mailed (increases of 11% and 3%, respectively, since prior year first quarter). Consolidated DST operating margins improved to 20.9% during first quarter 2001 versus 18.7% in comparable 2000.

Interest expense increased by $3.1 million as a result of accrued interest associated with the pending acquisition of shares of Janus common stock from Thomas H. Bailey, the Chairman, President and Chief Executive Officer of Janus.

The Company's effective tax rate increased quarter to quarter, primarily due to the non-taxable gain in 2000 on the sale of Janus common stock to Janus.

OTHER MATTERS

Purchase of Janus shares
As reported on January 25, 2001, Stilwell announced that it expects to purchase 600,000 shares of Janus common stock from Mr. Bailey at a cost of approximately $603 million. This transaction, which will occur in May 2001, will increase the Company's ownership of Janus to approximately 90.2%. The Company has sufficient resources (i.e., available cash and credit facilities) to fund this acquisition. Stilwell continues, however, to evaluate alternative financing methods for this transaction.

The pending purchase of 600,000 shares of Janus common stock from Mr. Bailey, as well as Stilwell's purchase on March 16, 2001 of 199,042 shares of Janus common stock from other minority stockholders of Janus, will increase amortization expense, while reducing the minority interest participation in Janus earnings. Higher amortization will be attributable to the significant goodwill and other intangibles expected to result from such purchase transactions in the asset management industry.

Accounting for these purchases on an unaudited pro forma basis as if they had occurred on January 1, 2000, exclusive of any consideration of the financing approach to be used by Stilwell to purchase Mr. Bailey's shares, Stilwell estimates that it would have recorded in its Statement of Income an additional $46 million of amortization expense (resulting in total depreciation and amortization expenses of approximately $127 million) and a $59 million reduction in minority interest in consolidated earnings (resulting in total minority interest in consolidated earnings of approximately $53 million) for the year ended December 31, 2000. Accounting for these same transactions as if they had occurred on December 31, 2000, Stilwell estimates that it would have recorded in its Balance Sheet an increase of $926 million in intangibles and other assets (for a total of approximately $1,217 million) and a $34 million reduction in minority interest (for a total of approximately $39 million) as of such date.

The unaudited pro forma information is based on preliminary information related to the Janus stock acquisitions; the actual purchase adjustments will differ from those included above. Stilwell expects to have an independent valuation completed in order to determine the actual allocation of purchase price for the shares acquired, which will affect the levels of goodwill and other intangibles, as well as the periods over which these assets are required to be amortized under current accounting rules.

Janus Work Force Reduction
On April 20, 2001, Janus announced a work force reduction that would affect approximately 546 employees and result in closing of its Austin, Texas facility. This action reflects a return to a more normalized level of shareowner activity, significant technological advancements that provide capacity to adjust to business fluctuations and the evolution in shareowner approaches to inquiries and investments. Stilwell expects that severance, business closing and related costs will result in a non-recurring charge of approximately 6(cent) to 8(cent) per share in second quarter 2001. Reduced costs due to lower employee numbers, operational efficiencies and associated benefits are expected to positively affect annual Stilwell earnings by at least 8(cent) to 10(cent) per share.

Current Assets Under Management
Stilwell preliminary consolidated assets under management as of the close of market on April 23, 2001 totaled approximately $224.5 billion.

BUSINESS OUTLOOK

Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, said, "First quarter 2001 was a test for our Company. While results were not at the level we have come to expect, several points are worth noting.

First, the decline in Stilwell's assets under management during the first quarter generally reflected the distressed market conditions in the period, with market depreciation comprising nearly all of the decline in assets during the quarter. Net cash outflows during this challenging period were less than $4 billion, representing less than 1.5% of total Stilwell assets under management, and the number of shareowner accounts decreased less than 1%.

Second, the Company demonstrated its ability to maintain operating margins above 40%, which exceeds the industry average. While margins did decrease from the record margins experienced in 2000, the investment in technology and continued evolution in the delivery of client service, together with the variability in our subsidiaries' core cost structures, position Stilwell to capitalize on positive market periods through efficiencies and to adjust to weaker markets. Janus's capacity building in electronic infrastructure over the past two years has given Janus the ability to adjust to the continuously changing market conditions in an efficient and prudent manner.

Third, Stilwell used its available cash resources to acquire an additional ownership interest in Janus. We welcomed the opportunity to increase Stilwell's stake in Janus and to provide the long-term value we expect that such an investment will generate both for Stilwell and for the Janus stock ownership plans. Much like our initial investment in Janus in 1984, we believe in the fundamental investment approach and strategy of Janus and the many possibilities that exist with its well-respected brand.

As we continue to evaluate competitive financing alternatives for completing the acquisition of an additional 600,000 shares of Janus common stock, we believe the Company has unique flexibility for evaluating growth opportunities and is prepared to build on the momentum generated during the last decade. Each of Stilwell's investments - Janus, Berger, Nelson and DST - offers different strengths and associated growth capabilities. Together with these entities, Stilwell continues to focus on ideas and strategies intended to improve the long-term value and stability of the Stilwell common stock."

Shareholders and other interested parties are invited to listen to Stilwell's first quarter earnings presentation by calling (800) 818-5264 (domestically) or
(913) 981-4910 (internationally), code #637196, at least ten minutes prior to the 1:00 pm EDT start time of the presentation on April 25, 2001. The accompanying slides to the presentation are expected to be available on the Stilwell web site (http://www.stilwellfinancial.com) on the morning of April 25, 2001. Additionally, a replay of the presentation will be available by calling
(719) 457-0820 or (888) 203-1112, code #637196. The replay will be available for one week.

                               * * * * * * * * * *

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended
December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                              ............. The End

                             STILWELL FINANCIAL INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                                   Three Months Ended March 31,
                                                              -------------------------------------
                                                                 2000                     2001
                                                              ------------             ------------
Revenues:
   Investment management fees                                     $ 449.9                  $ 367.8
   Shareowner servicing fees                                         83.6                     64.1
   Other                                                             11.6                     16.6
                                                              ------------             ------------
         Total                                                      545.1                    448.5
                                                              ------------             ------------
Operating expenses:
  Compensation                                                      124.9                     95.3
  Marketing and promotion                                            28.8                     24.4
  Third party concession fees                                        72.3                     66.0
  Depreciation and amortization                                      15.6                     24.9
  Professional services                                              15.2                     16.7
  Other                                                              43.4                     38.4
                                                              ------------             ------------
        Total                                                       300.2                    265.7
                                                              ------------             ------------

Operating Income                                                    244.9                    182.8

Equity in earnings of unconsolidated affiliates                      18.8                     17.8
Interest expense - Kansas City Southern Industries, Inc.             (0.7)
Interest expense - third parties                                     (1.9)                    (5.0)
Gain on litigation settlement                                        44.2
Gain on sale of Janus common stock                                   15.1
Other, net                                                            9.9                      6.8
                                                              ------------             ------------

  Income before taxes and minority interest                         330.3                    202.4

Income tax provision                                                114.3                     72.2
Minority interest in consolidated earnings                           27.3                     18.8
                                                              ------------             ------------

Net Income                                                        $ 188.7                  $ 111.4
                                                              ============             ============

Per Share Data (1):

---------------------------------------------------------------------------------------------------

Weighted Average Common shares outstanding (in thousands)         223,000                  219,042
                                                              ------------             ------------

Basic Earnings per Common Share                                    $ 0.85                   $ 0.51
                                                              ============             ============

Diluted Common shares outstanding (in thousands)                  223,000                  224,666
                                                              ------------             ------------
Diluted Earnings per Common Share                                  $ 0.84                   $ 0.48
                                                              ============             ============

---------------------------------------------------------------------------------------------------

(1) All share and per share information reflects a stock split declared by the Stilwell Board of Directors on June 13, 2000 to accommodate the spin-off of Stilwell from Kansas City Southern Industries, Inc. ("KCSI") on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued. In connection with the spin-off, Stilwell issued stock options for Stilwell common stock to holders of KCSI stock options. Stock options are included in the respective periods for the proportionate number of days outstanding during each period.

                             STILWELL FINANCIAL INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                              (dollars in millions)
                                   (Unaudited)

                                       December 31, 2000        March 31, 2001
                                       -----------------        --------------
ASSETS
Current Assets:
  Cash and cash equivalents            $    364.3               $     335.4
  Accounts receivable                       194.4                     164.9
  Investments in advised funds               30.2                      25.8
  Other current assets                       52.2                      65.8
                                       ----------               -----------

Total current assets                        641.1                     591.9

 Investments held for operating
      purposes                              511.1                     423.9
 Property and equipment, net                137.7                     129.8
 Intangibles and other assets, net          291.1                     617.0
                                       ----------               -----------

Total Assets                           $  1,581.0               $   1,762.6
                                       ==========               ===========


LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts and wages payable           $     27.3               $      24.4
  Accrued compensation and benefits          98.0                      54.5
  Other accrued liabilities                  70.8                     132.7
                                       ----------               -----------

 Total current liabilities                  196.1                     211.6

 Long-term debt                                                       100.0
 Deferred income taxes                      211.1                     261.6
 Other liabilities                           42.7                      33.5
                                       ----------               -----------
 Total Liabilities                          449.9                     606.7
                                       ----------               -----------

 Minority interest in consolidated
   subsidiaries                              73.3                      33.8
                                       ----------               -----------

 Stockholders' Equity
   Common stock                               2.2                       2.2
   Retained earnings                        952.3                   1,071.7
   Accumulated other comprehensive          103.3                      48.2
      income                           ----------               -----------
 Total Stockholders' Equity               1,057.8                   1,122.1
                                       ----------               -----------


 Total Liabilities and Stockholders'
    Equity                             $  1,581.0               $   1,762.6
                                       ==========               ===========
